As filed with the Securities and Exchange Commission on April 3, 2014

Registration No. 333-190362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Croghan Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

OHIO	6022	31-1073048
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

323 Croghan Street

Fremont, Ohio 43420

(419) 332-7301

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rick M. Robertson

President and Chief Executive Officer

Croghan Bancshares, Inc.

323 Croghan Street

Fremont, Ohio 43420

(419) 332-7301

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony D. Weis, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

(614) 464-6400

Approximate date of commencement of proposed sale of the securities to the public: Not Applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer [  ] Accelerated filer [  ] Non-accelerated filer [  ] Smaller Reporting Company [X]

(Do not check if a smaller reporting company)

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement (the “Registration Statement”) of Croghan Bancshares, Inc. (“Croghan”):

Registration Statement on Form S-4 (Registration No. 333-190362) filed with the Securities and Exchange Commission on August 2, 2013, as amended by a Pre-Effective Amendment No. 1 filed with the Securities and Exchange Commission on September 12, 2013, pertaining to the registration of 592,272 common shares, par value $12.50 per share (“Common Shares”), of Croghan for issuance in connection with the merger of Indebancorp with and into Croghan (the “Merger”) pursuant to the terms described in the Prospectus/Proxy Statement dated September 30, 2013 (the “Prospectus/Proxy Statement”).

The Common Shares registered pursuant to the Registration Statement have been issued in accordance with the Prospectus/Proxy Statement in connection with the closing of the Merger on December 6, 2013, and no further shares will be offered, sold or issued. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Shares that remain unsold at the termination of the offering, Croghan is filing this Post-Effective Amendment No. 1 to deregister any and all Common Shares registered under the Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of Ohio, on April 3, 2014.

Croghan Bancshares, Inc.

By:	/s/ Rick M. Robertson
Rick M. Robertson
President and Chief Executive Officer